Exhibit 99.1

*** NEWS RELEASE ***

TO:	All Area News Agencies

FROM:	First Commonwealth Financial Corporation

RELEASE DATE/TIME:	August 2, 2010/9:00 AM

First Commonwealth Financial Corporation Announces Commencement of

Underwritten Public Offering of Common Stock

INDIANA, PA., August 2, 2010 – First Commonwealth Financial Corporation (NYSE: FCF) announced it has commenced an underwritten public offering of $75 million of its common stock. The Company intends to use the net proceeds from the offering for working capital and general corporate purposes.

Macquarie Capital (USA) Inc. and Stifel, Nicolaus & Company, Incorporated are joint book-running managers.

The Company intends to grant the underwriters a 30-day option to purchase up to an additional 15 percent of the shares offered to cover over-allotments, if any. The shares will be issued pursuant to a prospectus supplement to the prospectus filed as a part of the Company’s effective shelf registration statement on Form S-3 (File No. 333-165848).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Offers may be made only by means of a prospectus and a related prospectus supplement. Copies of the prospectus and prospectus supplement with respect to this offering may be obtained from Macquarie Capital (USA) Inc., Attn: Prospectus Department, 125 West 55th St., 22nd Floor, New York, NY 10019, or by calling +1.212.231.6493, or by e-mailing us.prospectus@macquarie.com or from Stifel, Nicolaus & Company, Incorporated, Attn: Prospectus Department, One South Street, 15th Floor, Baltimore, MD 21202, or by calling +1.443.224.1988.

About First Commonwealth

First Commonwealth Financial Corporation is a $6.1 billion financial holding company headquartered in Indiana, Pennsylvania. It operates 115 retail branch offices in 15 counties in western and central Pennsylvania through First Commonwealth Bank, a

Pennsylvania chartered bank and trust company. Financial services and insurance products are also provided through First Commonwealth Insurance Agency and First Commonwealth Financial Advisors, Inc.

Forward-Looking Statements

This press release contains forward-looking statements with respect to the proposed offering of common stock by First Commonwealth Financial Corporation. Forward-looking statements are based on assumptions and involve risks and uncertainties, many of which are beyond the control of First Commonwealth and which may cause actual results, performance or achievements to differ materially from the results, performance or achievements contemplated by the forward-looking statements. Such risks and uncertainties include among other things, adverse changes in the capital markets in general or in the markets for financial institution stocks in particular.